ADDvantage Technologies Reports 105% Increase in Revenue for First Quarter of Fiscal 2020

Farmers Branch, Texas, February 13, 2020 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today reported its financial results for the three-month period ended December 31, 2019.

“We continue to make progress in the Company’s transformation and achieved year-over-year revenue growth across the Company during this pivotal phase of the Company’s transition,” said Joe Hart, President and CEO. “During the quarter, we did experience the expected impact of weather and the holiday season, as well as unexpected geographic shifts in customer demand at Fulton. These factors negatively impacted margins and profitability, but are not unusual for this industry from time to time. The steps taken in the second half of 2019 to prepare the Company for future growth are beginning to yield results as we have a robust pipeline of opportunities and continue to see a significant market opportunity with 5G across all of ADDvantage’s businesses. The weather impact at Fulton will continue in the second fiscal quarter, but similar to last year, we expect significant top and bottom line improvements in the second half of the year during the industry’s high season. Warmer weather also leads to increased productivity and special events work in the Midwest.”

“We are also excited about the outlook of our Telecom Segment, which is pointing towards strong growth in the second half of the year, as we expand our product lines and ramp up our recycle business, which was recently moved to Huntsville, Alabama,” continued Mr. Hart. “Q1 was also impacted by costs and lost revenue related to the relocation of Triton, which will not repeat in future periods. We have double digit growth expectations for both Nave and Triton year over year.”

“In our Wireless Segment, our near-term focus continues to be the expansion of our customer base within our existing markets while widening our addressable market in the adjacent regions to better position us for the 5-G rollout nationwide,” continued Mr. Hart. “During the quarter, a large carrier completed its work in the Southern United States earlier than expected, requiring us to reposition crews to the Northern region. The repositioning took several weeks, creating unforeseen costs and lost revenue. In aggregate, the time required to reposition crews, plus the expected weather and holiday impact, resulted in approximately three weeks of lost productivity, significantly impacting our revenue, margin, and profitability. We believe this situation is not representative of the normalized business in the future. We remain optimistic about the future of both our business Segments and are looking forward to substantial growth and positive results for this fiscal year.”

Financial Results for the Three Months ended December 31, 2019

Sales increased 105% to $14.0 million for the three months ended December 31, 2019 compared with $6.8 million for the three months ended December 31, 2018. The increase in sales was driven by an increase in revenue in our Telco segment and the January 4, 2019 acquisition of Fulton Technologies to create our Wireless Segment

Revenues for the Wireless segment were $6.8 million for the three months ended December 31, 2019. The Company did not report any revenues for the Wireless segment for the three months ended December 31, 2018.

Sales for the Telco segment increased $314,000, or 5%, to $7.2 million for the three months ended December 31, 2019 from $6.8 million for the same period last year. The increase in sales resulted primarily from an increase in equipment sales combined with a modest increase in recycling revenue.

Gross profit increased $1.9 million, or 108%, to $3.6 million compared with $1.7 million for the prior year three months period due to an increase in the Wireless segment of $1.9 million, partially offset by a negligible decrease in the Telco segment due primarily to the overall mix of equipment sales.

Operating expenses increased $1.4 million, or 284%, to $1.9 million for the three months ended December 31, 2019 compared with $493,000 the same period last year.  The increase in operating expenses was due to the addition of the Wireless segment of $1.2 million and an increase in expenses in the Telco segment due primarily to additional facility costs as a result of moving into Triton’s new facility in the first fiscal quarter of 2020 as well as added personnel costs.

Selling, general and administrative expenses increased $1.1 million, or 55%, to $3.0 million for the three months ended December 31, 2019 compared with $1.9 million for the same period last year. This was primarily due to the addition of the Wireless segment of $1.6 million, partially offset by a decrease in expense in the Telco segment.

Other income was $30,000 for the three months ended December 31, 2019 compared with other expense of $23,000 for the year ago period. The change was due primarily to interest income in the current period of $89,000 consisting primarily of interest earned on the promissory note from the sale of the Company’s Cable TV segment, income from an equity investment of $22,000, which was partially offset by other expense of $57,000 related to the Company’s factoring arrangements within its Wireless segment. Interest expense, which was related to outstanding term loans that were extinguished in the first quarter of fiscal year 2019, remained roughly flat year-over-year.

The Company recorded a benefit for income taxes of $15,000 for the three months ended December 31, 2019, compared with a provision for income taxes of $172,000 for the three months ended December 31, 2018. The decrease in the tax provision was due primarily to the valuation allowance netting the deferred tax assets to zero.

Loss from continuing operations for the three months ended December 31, 2019, was $1.7 million, or $0.17 per diluted share, compared with a loss from continuing operations of $1.2 million, or $0.12 per diluted share, for the same period of 2018.

Adjusted EBITDA for the three months ended December 31, 2019 was a loss of $1.3 million compared with a loss of $655,000 for the same period ended December 31, 2018.

Balance sheet
Cash and cash equivalents were $608,000 as of December 31, 2019, compared with $1.2 million as of September 30, 2019. As of December 31, 2019, the Company had inventories of $8.2 million, compared with $7.6 million as of September 30, 2019.

Management has begun evaluating alternative sources of capital to enhance the Company’s cash position and assist in its working capital needs, especially related to anticipated growth.

Earnings Conference Call
The Company will host a conference call today, Thursday, February 13, at 4:30 p.m. Eastern Time featuring remarks by Joseph Hart, President and Chief Executive Officer, Kevin Brown, Chief Financial Officer, Colby Empey, President of the Wireless Services Division, Don Kinison, President of the Telecommunications Division, and Scott Francis, Chief Accounting Officer. The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com.

Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 1-800-289-0438 (domestic) or 1-323-794-2423 (international). All dial-in participants must use the following code to access the call: 5216692. Please call at least five minutes before the scheduled start time.

A replay of the call will be available through February 27, 2020 at 1-844-512-2921 (domestic) or 1-412-317-6671 (international). Participants must use the following code to access the replay of the call: 5216692. An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

Cautions Regarding Forward-Looking Statements
The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental, non-GAAP financial measure. EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA as presented also excludes restructuring expense, stock compensation expense, other income, other expense, interest income and income from equity method investment. Management believes providing Adjusted EBITDA is presented below because this metric is used by the financial community as a method of measuring our financial performance and of evaluating the market value of companies considered to be in similar businesses. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies. In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.

-- Tables follow –

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,
	2019	2018
Sales	$13,962,358	$6,810,097
Cost of sales	10,370,376	5,086,708
Gross profit	3,591,982	1,723,389
Operating expenses	1,887,726	492,823
Selling, general and administrative expenses	3,019,403	1,939,605
Depreciation and amortization expense	447,574	299,385
Loss from operations	(1,762,721)	(1,008,424)
Other income (expense):
Interest income	88,631	‒
Income from equity method investment	22,000	‒
Other income (expense)	(57,042)	90
Interest expense	(23,560)	(22,977)
Total other income (expense), net	30,029	(22,887)

Loss before income taxes	(1,732,692)	(1,031,311)
Provision (benefit) for income taxes	(15,000)	172,000
Loss from continuing operations	(1,717,692)	(1,203,311)

Income from discontinued operations, net of tax	‒	164,330

Net loss	$(1,717,692)	$(1,038,981)

Income (loss) per share:
Basic
Continuing operations	$(0.17)	$(0.12)
Discontinued operations	‒	0.02
Net loss	$(0.17)	$(0.10)
Diluted
Continuing operations	$(0.17)	$(0.12)
Discontinued operations	‒	0.02
Net loss	$(0.17)	$(0.10)
Shares used in per share calculation:
Basic	10,361,292	10,361,292
Diluted	10,361,292	10,361,292

A reconciliation by segment of loss from operations to Adjusted EBITDA follows:

	Three Months Ended December 31, 2019			Three Months Ended December 31, 2018
	Wireless	Telco	Total	Wireless	Telco	Total
Loss from operations	$(1,087,443)	$(675,278)	$(1,762,721)	$ ‒	$(1,008,424)	$(1,008,424)
Depreciation and amortization expense	146,696	300,879	447,575	‒	299,385	299,385
Stock compensation expense	8,804	8,835	17,639	−	54,320	54,320
Adjusted EBITDA	$(931,943)	$(365,564)	$(1,297,507)	$ ‒	$(654,719)	$(654,719)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	December 31, 2019	September 30, 2019
Assets
Current assets:
Cash and cash equivalents	$608,105	$1,242,143
Restricted cash	296,174	351,909
Accounts receivable, net of allowance for doubtful accounts of $150,000	4,777,580	4,826,716
Unbilled revenue	2,679,442	2,691,232
Promissory note – current	1,400,000	1,400,000
Income tax receivable	36,350	21,350
Inventories, net of allowance for excess and obsolete inventory of $1,275,000	8,161,656	7,625,573
Prepaid expenses	650,818	543,762
Other assets	77,103	262,462
Total current assets	18,687,228	18,965,147

Property and equipment, at cost:
Machinery and equipment	2,575,220	2,475,545
Leasehold improvements	1,014,643	190,984
Total property and equipment, at cost	3,589,863	2,666,529
Less: Accumulated depreciation	(993,427)	(835,424)
Net property and equipment	2,596,436	1,831,105

Right-of-use operating lease assets	4,261,166	‒
Promissory note – noncurrent	4,390,738	4,975,000
Intangibles, net of accumulated amortization	5,738,457	6,002,998
Goodwill	4,877,739	4,877,739
Other assets	205,100	176,355

Total assets	$40,756,864	$36,828,344

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,188,259	$4,730,537
Accrued expenses	1,478,122	1,617,911
Deferred revenue	290,977	97,478
Bank line of credit	1,700,000	‒
Operating lease obligations – current	1,086,871
Financing lease obligations – current	316,417	‒
Other current liabilities	‒	757,867
Total current liabilities	9,060,646	7,203,793

Operating lease obligations	3,333,181
Financing lease obligations	590,040	‒
Other liabilities	30,199	177,951
Total liabilities	13,014,066	7,381,744

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,861,950shares issued; 10,361,292shares outstanding	108,620	108,620
Paid in capital	(4,363,213)	(4,377,103)
Retained earnings	32,997,405	34,715,097
Total shareholders’ equity before treasury stock	28,742,812	30,446,614
Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	27,742,798	29,446,600

Total liabilities and shareholders’ equity	$40,756,864	$36,828,344